Exhibit 99.1

Newport International Group Changes Name to Spare Backup, Inc.

Begins Trading Under Ticker Symbol SPBU

PALM DESERT, CALIFORNIA -- August 15, 2006. Newport International Group, Inc. announced today that it has changed its name to Spare Backup, Inc., closely aligning the company’s corporate identity with its flagship Spare Backup automated online PC backup service. In conjunction with the name change, the company’s common stock will now be quoted on the OTC Bulletin Board under the trading symbol SPBU, and the CUSIP number of its common stock has been changed to 84650T 10 3. This action will take effect at the open of business August 16, 2006. “This name change will strengthen the association between the company and its business, support our ongoing branding efforts, and eliminate confusion that has occurred in the investment community from operating under the name of our holding company,” said Spare Backup CEO Cery Perle. “Our primary focus is on our Spare Backup suite, and our new corporate name now reflects that emphasis.”

The corporate name change was brought about by the merger of a wholly owned subsidiary into Newport International Group, Inc. with Newport International Group, Inc. surviving but renamed Spare Backup, Inc.

The name change does not affect the rights of the company’s stockholders. Current stockholders will not be required to turn in their Newport International Group stock certificates for certificates. However, current stockholders who desire to exchange their stock certificates for certificates that have the new corporate name and CUSIP number may do so by mailing their current certificates to the company’s transfer agent, Holladay Stock Transfer, Inc., 2939 North 67 Place, Scottsdale, Arizona 85251. Any costs associated with the exchange will be the responsibility of the stockholders.

About Spare Backup

Spare Backup, Inc., specializes in helping consumers, small office/home office users, and small to mid-sized businesses protect their computer data quickly, automatically and cost-effectively. The company’s flagship Spare Backup™ product is the first totally automated online backup service that intelligently selects, secures and stores files without any user intervention, automatically backing up documents, email, music, photos and other PC files on a nightly basis or according to the schedule of the user’s choice. For more information, visit www.sparebackup.com.

Contact:

Wolfe Axelrod Weinberger for Newport International Group

Robert Schatz, 212-370-4500

rob@wolfeaxelrod.com